UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2020

DATTO HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-39637	81-3345706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Merritt 7 Norwalk, CT		06851
(Address of principal executive offices)		(Zip Code)

888-995-1431

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	MSP	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒  Emerging growth company

☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On October 23, 2020, Datto, Inc., as borrower (the “Borrower”),Merritt Holdco, Inc., Autotask Superior Holding, Inc., Backupify, Inc., Autotask Corporation, Open Mesh, Inc. and SoonR, Inc., each a wholly-owned subsidiary of Datto Holding Corp., entered into a credit agreement (the “Credit Agreement”) with the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent. The Credit Agreement is guaranteed by Merritt Holdco, Inc., Autotask Superior Holding, Inc., Backupify, Inc., Open Mesh, Inc., Autotask Corporation, and SoonR, Inc.(the “Guarantors,” and, together with the Borrower, the “Loan Parties”) and is supported by a security interest in substantially all of the Loan Parties’ personal property and assets, subject to customary exceptions.

The Credit Agreement provides for an initial $200.0 million in commitments for revolving credit loans, which amount may be increased or decreased under specific circumstances, with a $40.0 million letter of credit sublimit and a $100 million alternative currency sublimit. In addition, the Credit Agreement provides for the ability of Borrower to request incremental term loan facilities, in a minimum amount of $5.0 million for each facility. Borrowings pursuant to the Credit Agreement may be used for working capital and other general corporate purposes, including for acquisitions permitted under the Credit Agreement.

Borrowings under the Credit Agreement are scheduled to mature on October 23, 2025. The Credit Agreement contains certain customary events of default, which include failure to make payments when due thereunder, the material inaccuracy of representations or warranties, failure to observe or perform certain covenants, cross-defaults, bankruptcy and insolvency-related events, certain judgments, certain ERISA-related events, or a Change in Control (as defined in the Credit Agreement).

The Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants, including certain restrictions on the ability of the Loan Parties and their Restricted Subsidiaries (as defined in the Credit Agreement) to incur any additional indebtedness or guarantee indebtedness of others, to create liens on properties or assets, and to enter into certain asset and stock-based transactions. In addition, under the terms of the Credit Agreement, the First Lien Net Leverage Ratio shall not be more than 4.00 to 1.00.

The interest rates applicable to the revolving borrowings under the Credit Agreement, are, at the Borrower’s option, either (i) a base rate, equal to the greater of (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.5% and (c) the Adjusted LIBO Rate for a one month Interest Period (each term as defined in the Credit Agreement) plus 1%, or (ii) the Adjusted LIBO Rate equal to the LIBO Rate (as defined in the Credit Agreement) for the applicable Interest Period multiplied by the Statutory Reserve Rate (each term as defined in the Credit Agreement), plus in the case of each of clauses (i) and (ii), the Applicable Rate (as defined in the Credit Agreement). The Applicable Rate (i) for base rate loans range from 0.25% to 1.0% per annum and (ii) for LIBO Rate loans range from 1.25% to 2.0% per annum, in each case, based on the Senior Secured Net Leverage Ratio (as defined in the Credit Agreement). The Borrower will pay a commitment fee during the term of the Credit Agreement ranging from 0.20% to 0.35% per annum of the average daily undrawn portion of the revolving commitments based on the Senior Secured Net Leverage Ratio (as defined in the Credit Agreement).

Any borrowing under the Credit Agreement may be repaid, in whole or in part, at any time and from time to time without premium or penalty other than customary breakage costs, and any amounts repaid may be reborrowed. No mandatory prepayments will be required other than when borrowings and letter of credit usage exceed the aggregate commitment of all lenders.

The foregoing description of the Credit Agreement does not purport to be complete and its qualified in its entirety to the full text of the Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 of this Current Form on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Certain Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement, dated as of October 23, 2020, by and among Datto, Inc., as borrower, Merritt Holdco, Inc., Autotask Superior Holding, Inc., Backupify, Inc., Open Mesh, Inc., Autotask Corporation, and SoonR, Inc., as guarantors, the other loan parties thereto, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATTO HOLDING CORP.

Date: October 29, 2020	By:	/s/ Tim Weller
	Name:	Tim Weller
	Title:	Chief Executive Officer